Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Fifth Third Bancorp of our report dated February 23, 2018, relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting of MB Financial, Inc., appearing in the Proxy Statement/Prospectus, which is part of this Registration Statement on Form S-4 filed by Fifth Third Bancorp on June 20, 2018.

We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

/s/ RSM US LLP

Chicago, Illinois

June 20, 2018